Third Quarter Exhibit 99.1 November 9, 2021 Shareholder Letter

Fellow shareholders,

Q3 was a strong quarter for Coinbase marked by deeper customer engagement with our products, continued product innovation, and ongoing industry momentum that we have experienced throughout 2021. We are in the early stages of the development of the cryptoeconomy and are focused on investing for long-term growth. As our year-to-date results have clearly demonstrated, our business is volatile. Coinbase is not a quarter-to-quarter investment, but rather a long-term investment in the growth of the cryptoeconomy and our ability to serve users through our products and services. We encourage our investors to take this point of view.

While we entered Q3 with softer crypto market conditions, driven by low volatility and declining crypto asset prices, market conditions improved meaningfully later in the quarter which we have continued to see into early Q4. This backdrop led to global crypto spot trading volumes declining 37% in Q3 as compared to Q2, however, Coinbase outperformed the market with total trading volumes of $327 billion, a 29% decline in the same period. We have consistently indicated that volatility is a key factor influencing our transaction revenue. Q3 illustrates this point.

Swings in market conditions are expected in these early days of the cryptoeconomy. However, the cryptoeconomy is growing and innovating throughout, and Coinbase is positioned to thrive. In Q3, Verified Users grew to 73 million and retail Monthly Transacting Users (MTUs) were 7.4 million. The number of institutions and ecosystem partners using Coinbase also continued to grow nicely. We generated $1.2 billion in net revenue, marking our third consecutive quarter of over $1 billion in net revenue. This includes $1.1 billion in transaction revenue and $145 million in Subscription and services revenue. Net income and Adjusted EBITDA were $406 million and $618 million, respectively.

We are pleased by the growth in our Subscription and services revenue which grew 41% sequentially to $145 million in Q3. Growth in Subscription and services is an indicator that crypto is moving into the utility phase, where users are able to generate yield on their crypto and engage beyond crypto's first use case: investing. Approximately 28% of our retail MTUs both invested and engaged with at least one other product in Q3. Further, 49% of our retail MTUs engaged with non-investing products such as Staking, Earn, and Coinbase Card, including 2.8 million users who were earning yield on their crypto assets.

Q3 2021 Select Key Business and Financial Metrics

KEY BUSINESS METRICS[1]	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Monthly Transacting Users "MTU" (M)	2.1	2.8	6.1	8.8	7.4
Trading Volume ($B)	45	89	335	462	327
Assets on Platform ($B)	36	90	223	180	255

FINANCIAL METRICS ($M)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Net Revenue	$287	$497	$1,597	$2,033	$1,235
Net Income	$81	$177	$771	$1,606	$406
Adjusted EBITDA[2]	$123	$288	$1,117	$1,150	$618

[1] Definitions of MTUs, Trading Volume, and Assets on Platform are defined in our quarterly report for the quarterly period ended September 30, 2021 that will be filed pursuant to Section 13 under the Securities Exchange Act of 1934, as amended (Exchange Act), with the Securities and Exchange Commission (SEC).

[2] For a reconciliation of net income to Adjusted EBITDA, please refer to the reconciliation table in the section titled "Reconciliation of Net Income to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

coinbase

Q3 2021 2

Q3 2021 3 Throughout this year of tremendous growth and volatility for the cryptoeconomy, Coinbase has been tested and we are proud of the progress we have made. We continue to invest aggressively to strengthen our systems, infrastructure, and customer service, while we simultaneously push forward on product innovation and increased marketing efforts to increase broader awareness of crypto. Central to these efforts has been bringing more talent into Coinbase; we hired over 600 people in Q3 and ended the quarter with 2,781 full-time employees — more than doubling our employee base this year alone. Our efforts to attract top talent are enabling us to increase our speed of supporting more assets and deliver new innovative product experiences, including our Prime brokerage offering for institutional customers, our new direct deposit solution, and most recently our plan to introduce Coinbase NFT, a peer-to-peer NFT (non-fungible token) marketplace. Each quarter that passes reinforces our view that we have a massive opportunity ahead of us. Coinbase’s platform is powering the cryptoeconomy which is a critical infrastructure layer to Web 3.0. Social and mobile companies were the building blocks of Web 2.0; crypto and the blockchain will drive Web 3.0 which improves upon the past models to combine content, payments and identity, on one platform. We believe Web 3.0 represents a paradigm shift in how we all interact with the Internet which will unleash unprecedented innovation and economic freedom. The Coinbase product suite is being designed to fuel this shift. We can observe the beginnings of this shift with the dramatic advancements in crypto participation in 2021. Total crypto market capitalization at the end of Q3 was ~$2.0 trillion, up from ~$800 billion at the end of 2020, driven by higher crypto asset values as well as the ongoing proliferation of crypto assets. Further, according to the World Bank and crypto.com, the number of crypto users globally doubled in the first half of 2021 to over 200 million — and the rate of user growth is accelerating. Bigger picture, the crypto adoption curve over its first decade is mirroring that of Internet adoption over a similar time period beginning in the late 1990s. 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 10000 1000 Total Users  (M) Crypto User Timeline Source: World Bank, Crypto.com Internet User Timeline 100 10 1 Total Internet Users (M) Total Crypto Users (M) Internet vs. Crypto Adoption

Q3 2021 4 Q3 retail MTUs were 7.4 million, a decline of 1.4 million or 16% compared to Q2. We are pleased to see a growing percentage of our users deepening their engagement with our product portfolio. Approximately 2.8 million users were earning yield on their crypto assets — predominantly through staking — at the end of the quarter. Our ETH2 staking waitlist is now open to users in 60+ countries, and we look forward to enabling more users to earn yields over time. In addition, we had 2.1 million retail MTUs engaging in Earn campaigns in Q3. On the institutional side, customers continue to choose Coinbase for their crypto solutions. This quarter, clients including PIMCO and Marex Solutions either began or continued their journey into the cryptoeconomy with Coinbase, while enterprises such as Prosegur formed industry-leading partnerships to utilize Coinbase’s infrastructure products and services. User Growth & Engagement Q2’21Q1’21Q4’20Q2’20 Q3’20Q1’20 Q3’21 % Total  MTU 100% 50% MTU Engagement Invest Only Non-Invest Only Both Invest & Non-Invest As we have long advocated, the accelerating adoption of crypto is driving a focus on regulation. Last quarter we pointed to the industry rallying behind efforts to work with U.S. leaders as the Senate debated the infrastructure bill. We continue to see regulation as a critical enabler of crypto growth. That is why we have taken the important step of introducing a proposed regulatory framework, entitled Digital Asset Policy Proposal: Safeguarding America’s Financial Leadership (“dApp”), which we hope will encourage an open and constructive discussion regarding the role of crypto assets in our shared economic future. We remain focused on our mission to increase economic freedom in the world with a goal of bringing 1 billion people into the cryptoeconomy. We are investing heavily towards this future through our growth flywheel — growing our user base, adding breadth and depth of assets, and launching innovative products and services.

Q3 2021 5 Our strategy to list all legal assets helps give our customers more choice and deepen their engagement with the cryptoeconomy. In Q3, we accelerated our pace of asset additions, adding 30 new assets for trading plus an additional 19 assets for custody. At the end of Q3, we supported 103 assets for trading and 158 assets for custody on our platform. Trading volume from Other Crypto Assets comprised 59% of our total volume in Q3, up from 50% in Q2. This compares to Other Crypto Assets comprising approximately 42% of the total crypto market capitalization as of September 30, 2021. We continue to invest in our asset review process, including automation and related tooling to drive faster asset addition. In addition to listing assets, we continue to add integrations with fiat payment rails to make it easy for more users to onramp into the cryptoeconomy. We currently have fiat rails available in over 90 countries, many of which were added during Q3. Expanding integrations with fiat rails is a multi-step process, and we look to broaden the number of payment methods we offer to users over time around the world. While we still have a lot of work to do, we are encouraged to see the uptake of these new rails as we look to onboard the next billion users into crypto. Listing More Assets and Trading Pairs Coinbase Prime We launched Coinbase Prime to our institutional users in mid-Q3. Coinbase Prime is a best in class offering that combines advanced trading, trusted custody, analytics, and financing in a single solution and gives institutions access to the robust tools and services they need to invest in crypto. We have continued to add more venues to our smart order router which allows clients to achieve the best available price, added more assets to our trading and custody capabilities, enhanced our post-trade reporting capabilities, and added to our post-trade credit financing options. We will continue investing in the future of institutional crypto by building on these services and launching a mobile app that enables portfolio access and collaboration on the go. Building   Innovative Products Q2’21Q1’21Q4’20Q2’20 Q3’20Q1’20 Q3’21 200 150 Number   of Assets 100 50 0 Custody & Trading Assets Supported Custody Assets Trading Assets

Q3 2021 6 Coinbase Cloud Coinbase Cloud enables developers to build and integrate with crypto products more efficiently and effectively. In Q3, we brought all of our developer API documentation and resources together in one location. This gives developers an on-ramp to building crypto applications and services, speeding up development timelines and allowing teams to focus on improving their product instead of managing crypto infrastructure. We will continue to invest in releasing additional APIs and services. Coinbase Wallet Coinbase Wallet is our self-hosted software wallet product. This wallet enables users to participate in the cryptoeconomy — without intermediaries — including access to DeFi apps, NFT marketplaces, and sending and receiving crypto. In Q3, we expanded Wallet functionality through investments in deep linking the Coinbase Wallet to our main Consumer app. This expanded software functionality provides our users access to DeFi to trade more than 2,000 crypto assets. Enhanced security features We are committed to providing our customers with the highest levels of security to protect their crypto assets. The latest feature that we rolled out to achieve this is support for physical security key two-factor authentication (2FA) for customers that use our mobile apps. This is a technique that has long been available on desktop, however this is the first time that we have been able to offer our customers the peace of mind that comes with a physical security key, in a small enough package to be practical on the go. These hardware security keys enable phishing-resistant security against bad actors, as evidenced by the fact that we have observed the strongest defense against account takeovers for users that use security keys as their 2FA method. Upcoming   Launches 24/7 Customer Support We announced that in Q4, Coinbase will launch 24/7 live phone and messaging support to all customers. We are continuing to invest aggressively in customer support to eliminate pain points and build a best in class customer experience — including industry leading response and resolution rates through our tech and tooling investments. Coinbase NFT We recently announced that we are launching Coinbase NFT, a new product experience where users can mint, collect, discover and showcase their NFTs, all in one place. A NFT, or non-fungible token, is a tokenized version of a real-world item (such as art or music) that can be bought, sold, and validated on the blockchain. NFTs are an exciting new opportunity for creators to share their work, and for users to engage directly with creators.

Q3 2021 7 Payroll & Expense Reimbursements We are making it easier for new users to join the cryptoeconomy by organically integrating into everyday financial services like payroll and expense reimbursements. In September, we announced that we are launching a Payroll product allowing US customers to deposit their paycheck into Coinbase. Users can be paid either in crypto or US dollars and deposit as much or as little of their paycheck as desired with zero transaction fees on direct deposit funds. As a result, users will be able to more easily make regular crypto trades, spend on Coinbase Card, earn rewards, and more. Likewise, we recently partnered with TripActions, a corporate travel and expense management leader, to facilitate their users receiving company reimbursements in crypto and directly into their Coinbase account. We are building the future of payroll and employee reimbursements, with partners including United Masters, Fortress Investment Group, TripActions, M31 Capital, Nansen, and SuperRare Labs allowing their employees initial access to these products. Retail Advanced Trading To address the constantly evolving needs of our retail customer base, we recently began the rollout of a unified trading experience that combines the advanced tools of Coinbase Pro with popular features from our consumer platform like Staking and Earn, all from a single balance. Over time, this new, powerful and feature-rich experience will be made available to all Coinbase users.

8 Financial Overview Coinbase Shareholder Letter Q3 2021

Key Metrics

TRADING VOLUME ($B)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Retail	18	32	120	145	93
Institutional	27	57	215	317	234
Total	**45**	**89**	**335**	**462**	**327**

TRADING VOLUME (% OF TOTAL)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Bitcoin	32	38	39	24	19
Ethereum	18	14	21	26	22
Other crypto assets	50	48	40	50	59
Total	**100**	**100**	**100**	**100**	**100**

TRANSACTION REVENUE (% OF TOTAL)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Bitcoin	36	44	41	26	21
Ethereum	14	11	19	26	22
Other crypto assets	50	45	40	48	57
Total	**100**	**100**	**100**	**100**	**100**

Total retail trading volume was $93 billion, a decrease of 36% compared to Q2. This decline was roughly in-line with the overall crypto spot market volume decline. Retail contributed 28% to our total trading volume. The sequential decline in retail trading volume was driven primarily by lower levels of volatility. Retail MTU and trading volume remain highly correlated to volatility.

Institutional trading volume was $234 billion, a decline of 26% compared to Q2, and contributed 72% of our total trading volume. The decline in institutional trading volumes was also driven by lower volatility.

In terms of trading volume by asset, our efforts to support more assets for trading is reflected in our trading volume trends. Other Crypto Assets represented 59% of trading volume on our platform, compared to 19% and 22% for Bitcoin and Ethereum, respectively. The continued expansion of crypto assets supported for trading provides greater choice for our users and further strengthens our competitive position as a leading global crypto exchange. Bitcoin and Ethereum constitute a larger share of institutional trading volume compared to retail although we are starting to see institutions increasingly diversify into Other Crypto Assets as well.

coinbase Q3 2021 9

[3]Crypto asset volatility represents our internal measure of crypto volatility in the market relative to prior periods. Please see our quarterly report for the quarterly period ended September 30, 2021 that will be filed pursuant to Section 13 under the Exchange Act with the SEC for a more detailed definition of crypto asset volatility.



Quarterly Crypto Asset Volatility³ vs. Total Crypto Market Trading Volume
Volume ($B)
$600
$400
$200
$0
Volatility
15
10
5
0
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Quarterly Crypto Asset Volatility
Total Crypto Market Trading Volume

Assets on Platform

As of September 30, 2021, Assets on Platform totaled $255 billion, up from $180 billion as of June 30, 2021. Changes in underlying asset prices were the primary driver of the increase this quarter, and we continued to see billions of dollars of net inflows from new customers as well. Crypto assets on Coinbase represented 12.2% of the total crypto market capitalization as of September 30, 2021.

ASSETS ON PLATFORM ($B)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Retail	19	45	101	88	116
Institutional	17	45	122	92	139
Total	**36**	**90**	**223**	**180**	**255**

ASSETS ON PLATFORM (% OF TOTAL)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Bitcoin	57	70	62	47	42
Ethereum	15	13	14	24	22
Other crypto assets	23	13	21	25	33
Fiat	5	4	3	5	3
Total	**100**	**100**	**100**	**100**	**100**

coinbase Q3 2021 10

Net Revenue

NET REVENUE ($M)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Transaction revenue					
Retail, net	262.6	451.8	1,455.2	1,828.0	1,022.0
Institutional, net	13.3	24.6	85.4	102.4	67.7
Total Transaction revenue	**275.9**	**476.4**	**1,540.6**	**1,930.4**	**1,089.7**
Subscription and services revenue					
Blockchain rewards	3.3	3.0	10.3	39.0	81.5
Custodial fee revenue	4.8	8.0	23.5	31.7	31.5
Earn campaign revenue	1.5	6.1	11.1	16.9	15.2
Interest income	0.5	2.2	3.3	6.5	8.4
Other subscription and services revenue	0.6	1.4	8.2	8.5	8.6
Total Subscription and services revenue	**10.8**	**20.7**	**56.4**	**102.6**	**145.1**
Net Revenue	**286.7**	**497.1**	**1,597.0**	**2,033.0**	**1,234.7**

Transaction Revenue

Total revenue for Q3 was $1.3 billion. Net revenue was $1.2 billion, of which $1.1 billion was transaction revenue and $145 million was Subscription and services revenue.

Q3 retail transaction revenue was $1.0 billion, a decrease of 44% compared to Q2. Retail MTUs and transaction revenue per retail MTU were softer in July but grew in August and September as overall crypto market conditions improved.

Weighted average retail transaction fee rates were lower in Q3 compared to Q2 due to relatively higher trading volumes on Coinbase Pro, where we offer a tiered fee structure. Coinbase Pro users who trade higher dollar amounts pay lower fees, on average. There were no changes to our retail fee structure in Q3 and we did not see evidence of retail users migrating from Coinbase Consumer to Coinbase Pro. Our customers continue to see the value in the security, compliance, ease-of-use, and breadth of products that Coinbase offers.

Institutional transaction revenue was $67.7 million in Q3, down 34% compared to Q2.

Weighted average institutional transaction fee rates were relatively flat in Q3 compared to Q2. In Q3, we expanded our market maker program by introducing a new tiered fee structure for these customers. Market makers contribute the vast majority of our institutional trading volume.

coinbase Q3 2021 11

Subscription and services Revenue

Subscription and services revenue was $145 million in Q3, up 41% compared to Q2.

Blockchain rewards revenue was $81.5 million in Q3, up 109% compared to Q2. Growth was largely driven by Staking, and notably, ETH2, which now makes up the majority of our staked assets. Staking revenue comprises the majority of Blockchain rewards revenue and is recognized on a gross basis, however, there are other revenue streams within Blockchain rewards that are recognized on a net basis.

Custodial fee revenue was $31.5 million in Q3, largely consistent with Q2 levels. There were two primary factors that influenced our Custodial fee revenue in Q3. First, Bitcoin and broader crypto prices were, on average, lower in Q3 compared to Q2. Second, we benefited from hundreds of millions of dollars of net inflows using our custody solution. In Q3, the number of customers using our custody solution continued to grow and we added custody support for 19 new assets.

Earn campaign revenue totaled $15.2 million in Q3, down 10% from the previous quarter and consistent with the decline in retail MTUs that engaged with Earn campaigns in the quarter. As more assets are added to the platform, we continue to believe that our Earn program serves as a compelling channel for both new and seasoned users alike to learn about new tokens and earn rewards.

Operating Expenses

OPERATING EXPENSES	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Transaction expense ($M)	36.8	49.9	234.1	335.4	197.3
% of net revenue	13%	10%	15%	16%	16%
Sales and marketing ($M)	12.0	23.5	118.0	195.7	105.4
% of net revenue	4%	5%	7%	10%	9%
Technology and development ($M)	73.3	90.5	184.2	291.5	356.3
General and administrative ($M)	71.4	97.5	121.2	248.2	242.6
Other operating expense, net ($M)	20.4	97.1	155.9	282.4	118.5
Total operating expenses ($M)	213.9	358.5	813.4	1353.2	1,020.1
Full-time employees (end of quarter)	1,172	1,249	1,717	2,176	2,781

Total operating expenses were $1.0 billion in Q3, a decrease of 25% compared to Q2. The decrease was driven primarily by lower other operating expenses and transaction expenses compared to last quarter.

coinbase Q3 2021 12

Q3 2021 13 Transaction expenses were $197.3 million in Q3, a decrease of 41% compared to Q2. Transaction expenses as a percent of net revenue are being impacted by the   increased adoption of ETH2 staking. Staking rewards paid to users are recorded   as a transaction expense. Technology and development expenses were $356.3 million in Q3, an increase of 22% compared to Q2, and were driven primarily by hiring to support our product innovation and platform infrastructure efforts. Sales and marketing expenses were $105.4 million in Q3, a decline of 46% compared to Q2. We deployed lower performance marketing spend in Q3 in connection with softer market conditions particularly towards the beginning of the quarter. General and administrative expenses were $242.6 million in Q3, consistent with Q2 levels, driven by personnel related costs and investments in customer support. Other operating expenses were $118.5 million in Q3, down 58% from Q2. Other operating expenses primarily consist of the cost of crypto assets used to fulfill customer transactions during periods of exchange downtime, of which we had significantly less in Q3 compared to Q2. Profitability & Cash Q3 net income was $406 million and Adjusted EBITDA was $618 million. In Q3, we recognized a tax benefit of $135 million, primarily as a result of tax deductions on stock-based compensation provided to full-time employees. Our average fully diluted share count in Q3 was 250.5 million. We ended Q3 with approximately $6.4 billion in cash and cash equivalents, inclusive of $2.0 billion in net proceeds associated with the senior notes we issued in September 2021. As of September 30, 2021, we also had $92 million of USDC and the fair market value of our crypto investments was $541 million. In August 2021, we announced a new crypto investment policy and expect to be growing our crypto investments over time.

Coinbase Ventures

We launched Coinbase Ventures in 2018 with the mandate to support the growing crypto ecosystem. We believe that innovation in our industry will come both from within and outside of Coinbase, and look to invest in the leading teams and projects that are working to push crypto forward. Since launching, Coinbase Ventures has been one of the most active investors in crypto by deal count, and one of the most active corporate investors overall. We currently have 200+ portfolio companies.


Venture investments by category
Miscellaneous (5%)
NFT / Metaverse (9%)
Protocols + Web3 Infrastructure (29%)
Platform + Developer Tools (15%)
CeFi (18%)
DeFi (24%)

Coinbase Ventures provides a strategic benefit for Coinbase by supporting the development of the ecosystem and by enabling us to build strong relationships with leading entrepreneurs. Some of these investments and relationships blossom into much more - for example Bison Trails, which we acquired in 2021 and now forms the backbone of our Coinbase Cloud offering, began as a Coinbase Ventures investment. Similarly, we invested in Compound before partnering to support a Day 1 listing for custody and trading, and multiple Earn campaigns. We take a long term view and Coinbase Ventures allows us to benefit as the broader cryptoeconomy flourishes, as demonstrated by our investments in companies like OpenSea, TaxBit, BlockFi, Uniswap, Coinswitch Kuber, Messari, and more.

coinbase Q3 2021 14

Outlook Coinbase Shareholder Letter

Q2 20213 16 Outlook It is important for investors to remember that our business is inherently unpredictable, especially in these early days of the cryptoeconomy. Retail MTUs, Trading Volume, and revenue can fluctuate, potentially materially, with crypto asset prices and crypto asset volatility. We manage this risk by assessing and planning for a range of outcomes regarding future performance which we share below. Q4 2021 In October, the total crypto market capitalization increased roughly 35% compared to the end of September and while crypto asset volatility remained elevated. Accordingly, retail MTUs and total trading volume were 11.7 million and $186 billion in the month of October, respectively. October trends include higher levels of activity among retail traders who have historically traded more on Coinbase during periods of heightened volatility. As a result, our blended average retail fee rates increased in October compared to reported Q3 levels. Our blended average fee rate is an output based on how active different types of customers are on our platform. We do not manage our business to optimize for fee rates nor do we have insights into the remainder of 2021. We believe that retail MTUs and total trading volume will be higher in Q4 as compared to Q3. Full Year 2021 Given the proximity to the end of the year and incorporating results through October 2021, we are tightening our full year 2021 outlook scenarios and are providing a high and a low scenario. High   Average 2021 retail MTUs of 8.5 million. This scenario assumes moderate-to-high crypto asset price volatility as we have seen in the month of October and retail MTUs growing modestly from October levels.  Low  Average 2021 retail MTUs of 8.0 million. This scenario assumes low levels of crypto asset price volatility similar to early Q3 2021. In this scenario, we assume retail MTUs will decrease in a corresponding manner.

Q3 2021 17 2021 Average Net Transaction Revenue per User Expenses Tax Average net transaction revenue per user varies period to period due to fluctuations in crypto asset prices and trading volume. Over the last two years, we have seen average annual net transaction revenue per retail MTU range between $34-$45 per month, with the low end of this range occurring in 2019, a period of low Bitcoin price and low crypto asset price volatility, and the high end of the range occurring in 2020, a period of rising Bitcoin price. Given our performance year-to-date, we anticipate 2021 annual average net transaction revenue per user will be in the high $50’s per month. As mentioned earlier, we plan to continue investing aggressively to strengthen our systems, infrastructure, and customer service while we simultaneously push forward on product innovation and increased marketing efforts to increase broader awareness of crypto. Central to these efforts will be hiring top talent into Coinbase. Looking to full-year 2021: Transaction Expenses. We anticipate transaction expenses will be in the mid- teens as a percent of net revenue for full-year 2021. This is slightly higher than our prior outlook of low to mid-teens as a percent of net revenue and partially driven by growth in Subscription and services revenue. Staking rewards payments to customers are recorded in transaction expenses. Technology and Development and General and Administrative Expenses. Our investments in these areas are connected to increased headcount in order to push forward in strengthening our systems, customer service, product innovation, and support functions. Therefore, we view these expenses more as fixed costs. We anticipate technology and development and general and administrative expenses — excluding stock-based compensation — will be in the neighborhood of $1.4 billion for full-year 2021 Sales and Marketing Expenses. In Q3, our sales and marketing expenses were lower than anticipated as we deployed lower marketing spend in connection with softer market conditions, particularly towards the beginning of Q3. At the same time, we are ramping up our brand marketing investments. For example, in October, we were proud to announce that Coinbase is the exclusive cryptocurrency platform partner of the NBA. We view sales and marketing expenses as variable, but are increasing our brand and product investments to augment our historically strong organic customer acquisition. We anticipate sales and marketing expenses will be approximately 10% of net revenue for full-year 2021. We anticipate our full-year 2021 effective tax rate should remain negative, primarily due to tax deductions on stock-based compensation to our full time employees.

Coinbase Shareholder Letter Closing Thoughts

Q3 2021 19 Closing Thoughts 2021 is shaping up to be a tremendous year of growth, both for the cryptoeconomy and our business. But we see much more work ahead. We are excited by the promise of Web 3.0, which is ushering in a new Internet — one which is more open, where identity and payments are finally linked, and where builders do not need intermediaries or centralized platforms to distribute products, services, or even content. The building blocks of Web 3.0 are already visible in the cryptoeconomy, including the rapid growth of NFT marketplaces and blockchain based communities. We believe wallets and crypto assets will play a key role, as both payments and identity are intertwined. Coinbase is uniquely positioned to help build the bridge that enables people to migrate into this new evolution of the Internet. Our services make it easy for users to move their fiat currencies into crypto. Coinbase Wallet makes it easy for users to establish their identity. Our vision for Coinbase Cloud is to help developers build using crypto- centric technologies which will accelerate the pace of innovation and development. We are also working on identity services that will be integrated into our main app to make it easy for users to access Web 3.0 innovations. Lastly, we are investing in experiences where we believe we can create the best user experience, including Coinbase NFT. Our long-term vision will take time and investments to realize. We are proud of the hard work and dedication from our teams around the world and will continue to bring top talent into Coinbase to achieve our mission. Thank you to our employees, customers, partners, and shareholders for your continued support.

Q3 2021 20 This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for our fiscal year ending December 31, 2021, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, market growth, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance with applicable laws and regulations, and market conditions across the cryptoeconomy. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included in our filings with the Securities and Exchange Commission (SEC) including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 that will be filed with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. Forward Looking Statements Webcast Information We will host a question and answer session to discuss the results for the third quarter of 2021 on November 9, 2021 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https:// investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website.

Q3 2021 21 Non-GAAP Financial Measure In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income can be found below in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, impairment, net, non-recurring direct listing expenses, unrealized gain or loss on foreign exchange, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other loss, net.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	September 30, 2021	December 31, 2020
Assets		
Current assets:		
Cash and cash equivalents	$ 6,352,775	$ 1,061,850
Restricted cash	30,884	30,787
Customer custodial funds	8,956,966	3,763,392
USDC	92,107	48,938
Accounts and loans receivable, net of allowance	237,131	189,471
Income tax receivable	94,689	—
Prepaid expenses and other current assets	105,165	39,510
Total current assets	15,869,717	5,133,948
Crypto assets held	833,763	316,094
Lease right-of-use assets	105,583	100,845
Property and equipment, net	55,632	49,250
Goodwill	567,420	77,212
Intangible assets, net	142,183	60,825
Other non-current assets	879,973	117,240
Total assets	$ 18,454,271	$ 5,855,414
Liabilities, Convertible Preferred Stock, and Stockholders' Equity		
Current liabilities:		
Custodial funds due to customers	$ 8,807,978	$ 3,849,468
Accounts payable and accrued expenses	290,471	85,111
Crypto asset borrowings	445,172	271,303
Lease liabilities, current	31,854	25,270
Other current liabilities	39,684	15,703
Total current liabilities	9,615,159	4,246,855
Lease liabilities, non-current	81,602	82,508
Long-term debt	3,382,185	—
Other non-current liabilities	14,828	—
Total liabilities	13,093,774	4,329,363
Commitments and contingencies		
Convertible preferred stock, $0.00001 par value; 500,000 and 126,605 shares authorized at September 30, 2021 and December 31, 2020, respectively; zero and 112,878 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $0 and $578,750 at September 30, 2021 and December 31, 2020, respectively	—	562,467
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 and 267,640 shares authorized at September 30, 2021 and December 31, 2020, respectively; 153,701 and 12,204 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	—
Class B common stock, $0.00001 par value; 500,000 and 208,414 shares authorized at September 30, 2021 and December 31, 2020; 59,961 and 60,904 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	—
Additional paid-in capital	1,850,711	231,024
Accumulated other comprehensive (loss) income	(432)	6,256
Retained earnings	3,510,216	726,304
Total stockholders' equity	5,360,497	963,584
Total liabilities, convertible preferred stock, and stockholders' equity	$ 18,454,271	$ 5,855,414

Three Months Ended September 30, Nine Months Ended September 30, 2021 2020 2021 2020 Revenue: Net revenue $ 1,234,736 $ 286,663 $ 4,864,727 $ 644,076 Other revenue 77,172 28,694 476,254 48,293 Total revenue 1,311,908 315,357 5,340,981 692,369 Operating expenses: Transaction expense 197,251 36,766 766,743 85,568 Technology and development 356,264 73,319 831,950 181,234 Sales and marketing 105,395 11,977 419,117 33,281 General and administrative 242,642 71,433 612,068 182,379 Other operating expense, net 118,548 20,357 556,857 27,541 Total operating expenses 1,020,100 213,852 3,186,735 510,003 Operating income 291,808 101,505 2,154,246 182,366 Other expense (income), net 20,948 (1,211) 17,839 5,935 Income before provision for income taxes 270,860 102,716 2,136,407 176,431 (Benefit from) provision for income taxes (135,240) 21,417 (647,505) 30,899 Net income $ 406,100 $ 81,299 $ 2,783,912 $ 145,532 Net income attributable to common stockholders: Basic $ 402,343 $ 17,437 $ 2,241,790 $ 41,012 Diluted $ 405,340 $ 20,505 $ 2,338,407 $ 48,046 Net income per share attributable to common stockholders: Basic $ 1.92 $ 0.25 $ 13.58 $ 0.61 Diluted $ 1.62 $ 0.23 $ 11.19 $ 0.55 Weighted-average shares of common stock used to compute net income per share attributable to common stockholders: Basic 209,604 68,981 165,045 67,653 Diluted 250,536 90,708 209,052 88,140 Stock-based Compensation Expense Three Months Ended September 30, Nine Months Ended September 30, 2021 2020 2021 2020 Technology and development ......................... $ 176,785 $ 9,970 $ 381,030 $ 22,562 Sales and marketing ........................................ 10,095 452 20,299 932 General and administrative ............................. 77,314 5,758 156,828 17,749 Total .................................................................... $ 264,194 $ 16,180 $ 558,157 $ 41,243 Coinbase Global, Inc. Condensed Consolidated Balance Sheets (In thousands, except par value data) (unaudited)

Cash flows from operating activities Net income ............................................................................................................. $ 2,783,912 $ 145,532 Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization ....................................................................... 40,633 22,385 Impairment expense ........................................................................................ 234,023 8,352 Stock-based compensation expense ............................................................ 558,157 37,800 Provision for transaction losses and doubtful accounts ............................ 14,816 (2,388) Loss on disposal of property and equipment .............................................. 361 — Deferred income taxes .................................................................................... (572,044) 7,637 Unrealized loss on foreign exchange ........................................................... 16,084 6,207 Non-cash lease expense ................................................................................ 27,151 18,366 (Gain) loss on investments ............................................................................. (14,209) 397 Change in fair value of contingent consideration ........................................ (924) 3,281 Realized gain on crypto assets ...................................................................... (125,822) (15,609) Crypto assets received as revenue .............................................................. (661,254) (46,892) Crypto asset payments for expenses ........................................................... 465,157 20,421 Fair value gain on derivatives ........................................................................ (23,823) (10,995) Amortization of debt discount and issuance costs ..................................... 2,420 — Changes in operating assets and liabilities: USDC ................................................................................................................. (56,710) 36,696 Accounts and loans receivable ...................................................................... 37,244 (8,859) Income taxes, net ............................................................................................ (95,756) 43,805 Other assets ..................................................................................................... (26,331) (28,190) Custodial funds due to customers ................................................................. 4,938,326 616,517 Accounts payable and accrued expenses ................................................... 194,290 12,192 Lease liabilities ................................................................................................. (18,899) (18,286) Other liabilities .................................................................................................. 19,909 (2,542) Net cash provided by operating activities ........................................................... 7,736,711 845,827 Cash flows from investing activities Purchase of property and equipment .............................................................. (1,628) (7,500) Proceeds from sale of property and equipment ............................................ 31 — Capitalized internal-use software development costs .................................. (15,507) (6,265) Business combination, net of cash acquired ................................................. (39,405) 33,615 Purchase of investments ................................................................................... (251,118) (4,950) Purchase of assembled workforce .................................................................. (24,000) — Proceeds from settlement of investments ...................................................... — 303 Purchase of crypto assets held ........................................................................ (1,479,091) (274,385) Disposal of crypto assets held ......................................................................... 1,268,801 289,045 Loans originated ................................................................................................. (169,325) — Proceeds from repayment of loans ................................................................. 66,827 — Net cash (used in) provided by investing activities ............................................ (644,415) 29,863 Nine Months Ended September 30, 2021 2020 Coinbase Global, Inc. Condensed Consolidated Statements of Cash Flows (In thousands, except per share data) (unaudited)

Cash flows from financing activities Issuance of common stock upon exercise of stock options, net of repurchases ........................................................................................................ 174,949 1,971 Taxes paid related to net share settlement of equity awards ...................... (103,136) — Proceeds received under the employee stock purchase plan .................... 11,532 — Issuance of shares from exercise of warrants ............................................... 433 — Issuance of convertible senior notes, net ....................................................... 1,403,753 — Issuance of senior notes, net ........................................................................... 1,976,011 — Purchase of capped calls .................................................................................. (90,131) — Proceeds from short-term borrowing .............................................................. 20,000 — Net cash provided by financing activities ............................................................ 3,393,411 1,971 Net increase in cash, cash equivalents, and restricted cash ........................... 10,485,707 877,661 Effect of exchange rates on cash ......................................................................... (1,111) (18,118) Cash, cash equivalents, and restricted cash, beginning of period .................. 4,856,029 1,784,417 Cash, cash equivalents, and restricted cash, end of period ............................ $ 15,340,625 $ 2,643,960 Cash, cash equivalents, and restricted cash consisted of the following: Cash and cash equivalents .............................................................................. $ 6,352,775 $ 766,262 Restricted cash ................................................................................................... 30,884 36,317 Customer custodial funds ................................................................................. 8,956,966 1,841,381 Total cash, cash equivalents, and restricted cash ............................................. $ 15,340,625 $ 2,643,960 Supplemental disclosure of cash flow information Cash paid during the period for income taxes ............................................... $ 53,426 $ 21,623 Operating cash outflows for amounts included in the measurement of operating lease liabilities ................................................................................... $ 16,781 $ 22,483 Supplemental schedule of non-cash investing and financing activities Unsettled purchases of property and equipment .......................................... $ 974 $ 2,501 Right-of-use assets obtained in exchange for operating lease obligations ........................................................................................................... $ 26,672 $ 2,146 Non-cash consideration paid for business combinations ............................ $ 535,989 $ 39,887 Purchase of crypto assets and investments with non-cash consideration $ 4,940 $ 112 Crypto assets borrowed .................................................................................... $ 292,635 $ 62,914 Crypto assets borrowed repaid with crypto assets ....................................... $ 59,348 $ — Nine Months Ended September 30, 2021 2020 Coinbase Global, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

Reconciliation of Net Income to Adjusted EBITDA

	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
			(in thousands)		
Net Income	$ 81,299	$ 176,785	$ 771,463	$ 1,606,349	$ 406,100
Adjusted to exclude the following:					
Provision for (benefit from) income taxes	21,417	55,983	225,203	(737,468)	(135,240)
Depreciation and amortization	8,007	8,577	10,922	12,612	17,099
Interest expense	—	—	—	748	6,972
Crypto asset borrowing costs	280	2,354	4,273	2,925	2,326
Stock-based compensation	15,590	32,880	104,628	189,335	264,195
Impairment, net[(1)]	8,084	3	841	57,343	17,485
Non-recurring Direct Listing expenses	—	—	4,160	35,000	—
Unrealized (gain) loss on foreign exchange	(462)	(5,150)	(2,869)	5,261	13,692
Fair value (gain) loss on derivatives	(10,995)	16,249	(2,800)	(22,415)	1,392
Legal reserves and related costs	—	—	1,500	—	—
Other loss, net[(2)]	—	—	—	—	24,200
Adjusted EBITDA	$ 123,220	$ 287,681	$ 1,117,321	$ 1,149,690	$ 618,221

(1) Impairment, net represents impairment on crypto assets still held as of period end.

(2) Other loss, net includes $25.1 million loss related to a cybersecurity incident and a gain of $0.9 million related to the contingent consideration arrangement.